September 6, 2001

OFFER TO PURCHASE

BETWEEN:

Renewable Energy Limited, as Vendor (REEL)

REEL is a private/public company incorporated in the State of Nevada.

AND:

Hyaton Organics, Inc. as Purchaser (HYTN)

Hyaton is a public company listed on the OTC BB.

REEL wholly owns a private company incorporated in New Mexico called Renewable Energy Corp. (RECO.) RECO, based in Los Alamos, is headed by Dr. Reed Jensen as president. RECO has several proprietary concepts of producing, in an environmentally friendly fashion, various forms of energy and/or fuel. In particular, Solarec is a project that, using only solar energy and CO2 drawn from the atmosphere, is calculated to produce commercial electricity, gasoline (or diesel, etc.) along with O2. Other related projects include three separate environmentally friendly methods of producing Hydrogen (project name HTWO.)

Solar Energy Limited (SLRE), a public company listed on the OTCBB, is the majority/control shareholder of REEL,

RECO has an ongoing program of completing the R&D of its Solarec and HTWO projects with a view to commercialization, of primarily electricity, a fuel, and/or hydrogen.

HYTN hereby offers to purchase 100% of the shares of RECO on the following terms and conditions:

1. Purchase Price: 2,000,000 common shares of HYTN plus $8,000,000 of HYTN voting preference shares to bear interest at 6%, interest paid quarterly only from cash flow generated by RECO, otherwise, accrued with a three year term. The preference shares to be convertible to HYTN common shares at the Vendor's option. The rate of conversion to be the average 10 day trading price of HYTN shares calculated for the 10 days prior to the written exercise of the option. However, there is to be a minimum base of $2.00 per share with a maximum of $4.00 per share. The conversion can only be done 12 months or later after closing and can be done in part or in total during the balance of the three year term. A written opinion from a qualified CPA firm that this share exchange does not attract any taxes is required prior to closing.

2. Closing date: on or before Sept.30, 2001

3. Subject to the approval of the Board of REEL, such approval to be received on or before 5:00 p.m. PST, September 10, 2001. This is also subject to the Purchaser's receipt and satisfactory approval of a 90 day budget and business plan for RECO.

4. Representations and Warranties required of the Vendor on or before Closing:

a) that it is legally entitled to enter into this transaction,

b) that the shares and assets of RECO are free of all encumbrances,

c) that Dr. Reed Jensen will enter into a mutually satisfactory management contract with RECO prior to closing,

5. Representations and Warranties required of the Purchaser on or before Closing:

a) that it is legally entitled to enter into this transaction,

b) that HYTN is a fully reporting public company listed on the OTCBB essentially in full compliance with all regulatory authorities

c) that it will provide $150,000 as a working capital loan direct to RECO in order to fund the 90 day business plan. A mutually satisfactory 90 day budget and business plan to be prepared by RECO by September 12, 2001.

6. Miscellaneous General Conditions:

a) Time is of the essence and this agreement is governed by the laws of Nevada,

b) On closing REEL to provide 3 of 5 members to the Board of RECO,

c) On execution this is a binding agreement but both parties understand that additional documentation may be necessary to fully outline this transaction. In particular, the documents may need to be modified to conform to SEC requirements and to mutually minimize both present and future income tax to the mutual benefit of both parties. Both parties agree to execute on a timely basis such additional documents.

d) Delivery of an executed copy of this offer by facsimile or other means of electronic communication capable of producing a printed copy will be deemed to be executed and delivery of this letter on such date as the communication is delivered. This offer is open for acceptance until 5:00 p.m. PST, September 10, 2001.

e) The closing documents to contain "clawback" arrangements for both REEL and HYTN. Should HYTN not provide working capital on a timely basis to RECO according to a yet to be prepared 12 month budget and business plan, REEL, by returning the $8,000,000 preference shares to repossess all the RECO shares.

On the other hand, if, after operating under the 12 month business plan for one year, RECO's progress toward commercialization of at least one of its projects is not satisfactory, HYTN can (except in case of a natural disaster or the sudden incapacitation of at least two principals) elect to return to REEL the RECO shares in exchange for the $8,000,000 preference shares. Suitable 60 days notice of intent to "clawback" is required by either party along with provisions for arbitration if the "clawback" is not mutually agreed to.

S I G N E D:

Renewable Energy Limited

/s/ Dr. Reed Jensen

Dr. Reed Jensen

Solar Energy Limited

/s/ signed

A G R E E D:

Hyaton Organics, Inc.

/s/ signed